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                                                                    EXHIBIT a(6)

                              AIM SUMMIT FUND, INC.

                              ARTICLES OF AMENDMENT



         AIM Summit Fund, Inc., a Maryland Corporation (the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

         FIRST: The Corporation hereby amends its charter as currently in effect (the "Charter") by changing the name of the class of shares of stock of the Corporation known as Common Stock to Class I Shares of Common Stock. Subsequent to the foregoing amendment the names of the classes of stock of the Corporation will be Class I Shares of Common Stock and Class II Shares of Common Stock, respectively.

         SECOND: A majority of the entire Board of Directors of the Corporation, at a meeting duly held on December 8, 1998, duly adopted resolutions in which was set forth, and which authorized and approved, the foregoing amendment to the Charter.

         THIRD: The amendment to the Charter set forth above is expressly permitted by ss.2-605 of the Maryland General Corporation Law ("MGCL") to be made without action by the stockholders of the Corporation.

         FOURTH: The Corporation is registered as an open-end investment company under the Investment Company Act of 1940.

         FIFTH: The foregoing amendment does not increase the authorized stock of the Corporation, and does not change the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications or terms or conditions of redemption of any class or series of authorized stock of the Corporation.

         SIXTH: The undersigned President of the Corporation acknowledges these Articles of Amendment to be the corporate act of the Corporation and states that to the best of his or her knowledge, information and belief, the matters in fact set forth in these Articles with respect to authorization and approval are true in all material respects and that this statement is made under the penalties of perjury.

         IN WITNESS WHEREOF, AIM Summit Fund, Inc. has caused these presents to be signed in its name and on its behalf by its President and attested by its Assistant Secretary on December 17, 1998.


Witness:                                     AIM SUMMIT FUND, INC.



By:   /s/ STEPHEN I. WINER                   By:  /s/ ROBERT H. GRAHAM
    ------------------------------               ------------------------------
    Name                                         Name
    Assistant Secretary                          President


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